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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): February 17, 2000


                                 Sheldahl, Inc.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Minnesota                 0-45                        41-0758073
           ---------                 ----                        ----------
(State or other jurisdiction      (Commission                 (I.R.S. Employer
      of incorporation)           File Number)              Identification No.)


       1150 Sheldahl Road
       Northfield, Minnesota                                       55057
       ---------------------                                       -----
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code: (507) 663-8000


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Item 5.  Other Events

         On October 26, 1999, Sheldahl, Inc., a Minnesota corporation (the "Company"), announced it had retained USBancorp Piper Jaffray, Inc. as its financial advisor to pursue and recommend various strategic alternatives intended to maximize shareholder value. On February 17, 2000, the Company announced that it was engaged in discussions with Molex Incorporated ("Molex") regarding a potential acquisition of the Company by Molex.

         Molex and Sheldahl have not reached an agreement in principle nor entered into a definitive agreement, and no assurances have been given that an agreement will be signed or a transaction consummated. Nevertheless, the Company and Molex have discussed a proposal under which Molex would pay $7.75 per share of common stock in cash for all outstanding equity interests in Shedahl not currently owned by Molex. In addition, the Company and Molex have entered into an agreement pursuant to which the Company will deal exclusively with Molex through March 10, 2000 (the "Exclusivity Agreement").

         Under the terms of the Exclusivity Agreement, the Company agreed that until the earlier of (i) the execution of a definitive acquisition agreement, and (ii) March 10, 2000, the Company and its representatives will not directly or indirectly initiate or solicit proposals for the Company or any of its divisions, negotiate with or provide any confidential data to any person relating to a proposal or otherwise cooperate in any effort or attempt that is reasonably likely to lead to a proposal or inquiry with respect thereto. In addition, the Company agreed to cease any current discussions regarding any proposals and to notify Molex in the event that any indication of interest or proposal is received that the Company reasonably believes is bona fide and that is or may lead to a proposal more favorable to the Company's shareholders than the terms being discussed with Molex.

         Also under the Exclusivity Agreement, under certain conditions, the Company will be required to pay Molex a non-accountable expense reimbursement of $750,000 in the event the Company (i) breaches (other than immaterially and inadvertently) its obligations under the Exclusivity Agreement, (ii) fails to accept an offer to enter into a definitive acquisition agreement provided by Molex prior to March 11, 2000 on terms consistent with those being discussed with Molex, or (iii) enters into an agreement or consummates an acquisition within six months after February 17, 2000 with any person or entity that made a proposal after February 17, 2000 and prior to March 11, 2000 provided that such proposal has a value of not less than $7.50 per share and Molex has not advised the Company that it is willing to consummate an acquisition of the Company at less than $7.75.

         The general terms and conditions which the Company and Molex have discussed include payment of $7.75 per share net for each issued and outstanding share of common stock of the Company, including shares of common stock issuable upon conversion of all classes of preferred stock of the Company prior to closing, and cash out of all outstanding in-the-money options and warrants. The terms also include provisions regarding the Company's ability to solicit interests following the execution of an acquisition agreement as well as an obligation by the Company following the execution of an acquisition agreement to pay a $3.5 million fee in the event a proposal is made by a third party and a transaction is not concluded with Molex as a result of such proposal.



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         In January 1998, Molex and Sheldahl formed Origin Modular Interconnect
Systems, LLC, a joint venture of the two companies to design, market and assemble modular interconnect systems products for the automotive industry. The joint venture is owned 60% by Molex and 40% by Sheldahl. Molex is currently the Company's largest shareholder and was the lead investor in private placement offerings by the Company in July 1998 and January 2000.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         Exhibit 99.1 Exclusive Letter Agreement between the Company and Molex Incorporated dated February 17, 2000
         Exhibit 99.2      General Terms and Conditions of Potential Transaction
         Exhibit 99.3      Press Release








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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        Sheldahl, Inc.



                                        By /s/ Edward L. Lundstrom
                                           ------------------------------------
                                            Edward L. Lundstrom, President and
                                              Chief Executive Officer
Dated: February 17, 2000



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